GREEN GLOBAL INVESTMENTS, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2011

(UNAUDITED)

				Adjustments
	GGI	Comcen		Dr		Cr	Notes	Combined
ASSETS
Current Assets
Cash	$54,978	$125,429	$		$			$180,407
Restricted cash	173,750	-						173,750
Accounts receivable	234,922	66,190						301,112
Prepaid expenses	3,758	58,950						62,708
Deposits and other assets	2,446	66,725						69,171
Inventories	169,154	-						169,154
	639,008	317,294						956,302

Non-Current Assets
Fixed Assets, net	28,240	1,529						29,769
Goodwill	-	-		546,027			2	546,027
Cost incurred in business acquisition	-	-		11,829			1	11,829
Long-Term Investments	-	-		307,250		307,250	1,2	-
	28,240	1,529						587,625

Total Assets	$667,248	$318,823						$1,543,927

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accruals	$246,847	$2						$246,849
Note payable - bank	-	318,321						318,321
Loan payable	341,143	-						341,143
Note payable - related party	855,392	-						855,392
Due to affiliated company	-	228,734						228,734
Due to shareholder	-	24,991						24,991
Taxation	3,410	-						3,410
	1,446,792	572,048						2,018,840

Stockholders' (Deficit) equity
Common stock	24,580	-				25,526	1	50,106
Additional paid-in capital	684,483	-				293,553	1	978,036
Contributed surplus	-	1,101,400		1,101,400			2	-
Deficit	(1,485,735)	(1,340,177)				1,340,177	2	(1,485,735)
Other comprehensive loss	(2,872)	-						(2,872)
Noncontrolling interests	-	(14,448)						(14,448)
Total Stockholders' Deficit	(779,544)	(253,225)						(474,913)

Total Liabilities and Stockholders' Deficit	$667,248	$318,823		$1,966,506		$1,966,506		$1,543,927

Note 1 The cost for GGI investing in Comcen is to be settled by the issuance of 24,580,000 common shares in GGI;
each valued at $0.0125

Note 2 On combining financial positions of GGI and Comcen, the cost of the investment is applied to set off the equity in the acquired business with the balance being recorded as goodwill.

GREEN GLOBAL INVESTMENTS, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

(UNAUDITED)

	GGI	Comcen	Combined

Revenue	$4,359,014	$359,790	$4,718,804
Cost of Revenue	(4,020,647)	-	(4,020,647)

Gross Profit	338,367	359,790	698,157

Operating expenses	(685,932)	(534,417)	(1,220,349)
Other income	9,885	-	9,885
Interest income	324	-	324
Interest expenses	(122,597)	(17,848)	(140,445)

Net loss before provision for income taxes	(459,953)	(192,475)	(652,428)

Provision for Income Taxes	(2,243)	-	(2,243)

Net loss for the year	$(462,196)	$(192,475)	$(654,671)

Attributable to:
Stockholders of the Company	$(462,196)	$(139,595)	$(601,791)
Noncontrolling interest	-	(52,880)	(52,880)
	$(462,196)	$(192,475)	$(654,671)

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